Exhibit 99.1

Landos Biopharma Reports First Quarter 2021 Financial Results and Provides Business Updates

Completed initial public offering of common stock, raising approximately $100 million in gross proceeds

Following positive Phase 2 results of omilancor in ulcerative colitis, including statistically significant immunological and biomarker results, end-of-Phase 2 Meeting with FDA planned for Q2 2021

Announced a potentially $218 million exclusive development and commercialization agreement with LianBio to conduct two clinical trials for omilancor and NX-13 in Greater China and select Asian markets

Company expects to file at least three INDs in 2021

BLACKSBURG, Va., May 17, 2021 — Landos Biopharma, Inc (NASDAQ: LABP), a clinical-stage biopharmaceutical company focused on the discovery and development of therapeutics for patients with autoimmune diseases, today announced financial results for the first quarter ended March 31, 2021 and provided business updates.

“We delivered on numerous significant milestones during the first quarter of 2021, including our successful initial public offering and Nasdaq listing, initiation of two clinical trials for omilancor and NX-13, a partnership with LianBio potentially worth in excess of $218 million in upfront, development and commercial milestone payments, as well as reported positive clinical study readouts,” said Josep Bassaganya-Riera, Ph.D., Chairman, President, and CEO of Landos. “In February, we reported proof-of-concept data from the Phase 2 trial in ulcerative colitis, in which omilancor induced clinical and histological remission in a subset of patients that compared favorably to the rates seen in standard of care treatments. These supportive data of omilancor as a Phase 3-ready product candidate will be important for the upcoming end-of-Phase 2 meeting with the FDA in Q2 2021.”

Josep Bassaganya-Riera added, “On the heels of positive results from a Phase 1a study in NX-13 where all endpoints were met, we subsequently initiated a Phase 1b trial of NX-13 in patients with ulcerative colitis and anticipate topline results in Q1 2022. We have also initiated a Phase 2 study of omilancor in moderate-to-severe Crohn’s disease patients. We believe the success of our two lead candidates to date is linked to Landos’ differentiated approach to discover novel pathways through our proprietary LANCE advanced A.I. platform. We recently made several enhancements to LANCE, which will help us continue to identify the next generation of therapeutic targets and biomarkers. Following our IPO in which we raised approximately $100 million, Landos maintains a strong cash position and operating runway, expected through the end of 2023.”

Recent Highlights and Upcoming Milestones:

Omilancor (BT-11)

Omilancor is a novel, oral, gut-restricted LANCL2 agonist in development for the treatment of ulcerative colitis (UC), Crohn’s disease (CD) and Eosinophilic Esophagitis (EoE). A topical form of omilancor is in development for psoriasis and atopic dermatitis.

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In May 2021, Landos reported additional positive data from its Phase 2 trial in UC. The results demonstrated that omilancor induced increased levels of regulatory CD4+ T cells and myeloid cells and increased IL-10 expression in remitters (p = 0.036) as well as decreased TNF-a expressing myeloid cells (p = 0.037). These results are consistent with normalization of fecal calprotectin, occurring in 43.8% of patients (1000 mg of omilancor) and 40.6% of patients (500 mg of omilancor) compared to 21.4% of patients receiving placebo (p = 0.048) after 2 weeks of treatment.

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In May 2021, Landos initiated a Phase 2 trial of omilancor designed to evaluate proof-of-concept efficacy and safety of omilancor for the treatment of moderate-to-severe CD. Results from the Phase 2 study are expected in Q2 2022.

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In May 2021, Landos’ presented a late-breaking abstract of omilancor in psoriasis at the 2021 American Association of Immunologists (AAI) Annual Meeting. The data showed that omilancor, when delivered topically, could significantly suppress inflammation and reduce disease severity in preclinical mouse models of psoriasis by activating key immunometabolic mechanisms.

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In April 2021, the U.S. Food and Drug Administration (FDA) cleared the Company’s IND application of omilancor for the treatment of Eosinophilic Esophagitis (EoE). This product candidate’s new oral formulation is designed to enable exposure to omilancor in the upper gastrointestinal tract while retaining local action without systemic exposure. Landos expects to initiate a Phase 1b trial of omilancor for this indication in 2022.

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In February 2021, the Company reported positive translational data from its Phase 2 trial for patients with mild-to-moderate UC. Overall, orally-administered omilancor was gut-restricted and well tolerated, with no treatment-related significant adverse events and it induced statistically significant changes in biomarkers. Based on this data, Landos plans to consult with the FDA on an end-of-Phase 2 meeting in Q2 2021, which has the potential to shape our future path to a Phase 3 pivotal trial for omilancor in UC.

NX-13

A novel, oral, gut-restricted NLRX1 targeting compound in development for the treatment of UC and CD.

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In April 2021, the Company initiated a Phase 1b study of NX-13 to investigate the safety and pharmacokinetics of multiple dose levels of this product candidate in UC patients with active disease. Topline data from this trial is expected to readout in Q1 2022.

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In March 2021, Landos reported positive results from a Phase 1a study of NX-13 that met all endpoints in healthy volunteers, demonstrating that the candidate was well-tolerated and gut-restricted pharmacokinetics and dose-dependent changes in fecal calprotectin were also observed. The maximum tolerated dose was identified to be 10-fold greater than the anticipated therapeutic dose.

PX-69

An oral PLXDC2 agonist for the treatment of rheumatoid arthritis and diabetic nephropathy.

•

In May 2021, Landos presented a late-breaking abstract of PX-69 in rheumatoid arthritis at the 2021 AAI Annual Meeting. The preclinical data demonstrated that activating the PLXDC2 pathway led to a decrease of inflammation and enhanced preservation of joint structure in animal models.

•	Landos expects to commence IND-enabling studies of PX-69 in the 2H 2021.

Corporate Highlights:

•

In May 2021, Landos entered into a collaboration and license agreement with LianBio to develop and commercialize omilancor and NX-13 in Greater China and select Asian markets. Landos will receive an upfront cash payment of $18 million from LianBio and is eligible to receive development and commercial milestone payments of up to $200 million as well as low- to mid-double-digit royalties on omilancor and NX-13 net sales in the licensed territories. LianBio will participate in future global Phase 3 trials in Greater China and select Asian markets by enrolling a meaningful number of patients in these studies.

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In February 2021, Landos completed an IPO in which the company issued and sold 6,250,000 shares of its common stock for net proceeds of $90.5 million. Landos expects its cash, cash equivalents and marketable securities, including the IPO net proceeds, will be sufficient to support Landos’ operating costs through the end of 2023.

First Quarter 2021 Financial Results

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Cash, Cash Equivalents and Marketable Securities: As of March 31, 2021, the Company had cash, cash equivalents and marketable securities of $106.4 million, which it believes will be sufficient to fund its planned operations through the end of 2023. This amount does not include the $18 million upfront payment associated with the LianBio development and commercialization agreement.

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Research and Development (“R&D”) Expenses: Research and development expenses were $7.3 million for the three months ended March 31, 2021 compared to $4.7 million for the three months ended March 31, 2020. The increase of $2.6 million was primarily attributable to increased costs associated with ongoing clinical trial activities for omilancor and NX-13.

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General and Administrative (“G&A”) Expenses: General and administrative expenses were $2.6 million for the three months ended March 31, 2021 compared to $1.1 million for the three months ended March 31, 2020. The increase of $1.5 million was primarily attributable to increases in patent costs and cost associated with becoming a publicly traded company.

•	Net Loss: Our net loss was $9.8 million and $5.8 million for the three months ended March 31, 2021 and 2020, respectively.

About Omilancor (BT-11)

Discovered using Landos proprietary LANCE A.I. platform, omilancor is a novel, gut-restricted small molecule investigational drug that targets the Lanthionine Synthetase C-Like 2 (LANCL2) pathway impacting the gastrointestinal tract. LANCL2 plays an important role in the immunoregulatory process. By activating the LANCL2 pathway and modulating the interactions between immunological and metabolic signals in immune cells, omilancor is designed to create a favorable regulatory microenvironment in the gut, decreasing the production of key inflammatory mediators and increasing anti-inflammatory markers in regulatory T cells (Treg) within the site of inflammation. The Company reported initial Phase 2 results of omilancor evaluating patients with ulcerative colitis in 2021 and expects to initiate a Phase 3 trial in the second half of 2021. Additionally, Landos initiated a Phase 2 trial of omilancor in patients with Crohn’s disease in the first half of 2021

About NX-13

Discovered using Landos’ proprietary LANCE A.I. platform, NX-13 is a first-in-class, gut-restricted, small molecule therapeutic candidate for the treatment of ulcerative colitis (UC) and Crohn’s disease (CD). NX-13 targets NLRX1, a mitochondria-associated receptor with the ability to modulate immune responses. By activating the NLRX1 pathway, NX-13 increases autophagy and oxidative phosphorylation in immune cells, while decreasing differentiation of effector CD4+ T cells, reactive oxygen species, inflammasome formation and production of inflammatory cytokines. The Company reported positive results from the Phase 1a study of NX-13 in healthy volunteers in Q1 2021 and initiated a Phase 1b study of NX-13 in patients with ulcerative colitis in Q2 2021.

About Landos Biopharma

Landos Biopharma is a clinical-stage biopharmaceutical company utilizing its LANCE A.I. platform to discover and develop novel oral therapeutics for patients with autoimmune diseases. LANCE has discovered new mechanisms of action, including the LANCL2, NLRX1 and PLXDC2 immunometabolic pathways. Landos Biopharma has 17 active development programs targeting these novel pathways at the interface of immunity and metabolism. Lead asset omilancor is a novel gut-restricted small molecule drug candidate for the treatment of ulcerative colitis, Crohn’s disease and Eosinophilic Esophagitis that targets the LANCL2 pathway. NX-13 is a novel, gut-restricted small molecule drug candidate for the treatment of inflammatory bowel disease, that targets the NLRX1 pathway. Additional candidates are in development for the treatment of lupus nephritis, rheumatoid arthritis, multiple sclerosis, and diabetes. For more information, please visit www.landosbiopharma.com.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Landos Biopharma, Inc. (the “Company”), including statements about the Company’s strategy, clinical development and regulatory plans for its product candidates, the Company’s anticipated milestones and future expectations and plans and prospects for the Company and other statements containing the words “anticipate”, “plan”, “expect”, “may”, “will”, “could”, the negatives thereof, variations thereon and similar expressions, or by discussions of strategy constitute forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and enrollment of future clinical trials, expectations of expanding ongoing clinical trials, availability and timing of data from ongoing clinical trials, expectations for regulatory approvals, other matters that could affect the availability or commercial potential of the Company’s product candidates and other similar risks. Risks regarding our business are described in detail in our Securities and Exchange Commission (“SEC”) filings, including in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that we make from time to time with the SEC. Such risks may be amplified by the impacts of the COVID-19 pandemic. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

Contacts:

Michael K. Levitan (investors)

Solebury Trout

646-378-2920

mlevitan@soleburytrout.com

Hannah Gendel (media)

Solebury Trout

646-378-2943

hgendel@soleburytrout.com

Landos Biopharma, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$8,572	$2,416
Marketable securities, available for sale	97,786	25,718
Incentive and tax receivables	1	154
Prepaid expenses and other current assets	3,386	202
Deferred offering costs	—	1,398
Total current assets	109,745	29,888
Property, plant and equipment-net	465	444
Total assets	$110,210	$30,332
Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$8,200	$8,606
Accrued liabilities	364	1,939
Other current liabilities	255	489
Total current liabilities	8,819	11,034
Other liabilities	212	276
Total liabilities	9,031	11,310
Commitments and Contingencies	—	—
Convertible preferred stock, $0.01 par value; no shares authorized, issued or outstanding as of March 31, 2021; 11,260,608 shares authorized, issued and outstanding as of December 31, 2020: aggregate liquidation preference of $70,254 as of December 31, 2020	—	73,037
Stockholders’ equity (deficit):
Preferred stock, $0.01 par value; 10,000,000 shares authorized, no shares issued or outstanding as of March 31, 2021 Common stock, $0.01 par value; 200,000,000 shares authorized, 39,866,669 shares issued and outstanding as of March 31, 2021; 12,767,909 shares issued and outstanding as of December 31, 2020	399	71
Additional paid-in-capital	166,429	1,633
Accumulated other comprehensive (loss) gain	(102)	10
Accumulated deficit	(65,547)	(55,729)
Total stockholders’ equity (deficit)	101,179	(54,015)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$110,210	$30,332

Landos Biopharma, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Operating expenses:
Research and development	$7,254	$4,690
General and administrative	2,646	1,080

Total operating expenses	9,900	5,770

Loss from operations	(9,900)	(5,770)
Other income (expenses):
Interest expense	—	(1)
Gain/(loss) from foreign exchange	18	(222)
Other income, net	64	197

Other income (expense), net	82	(26)
Net loss	(9,818)	(5,796)

Net loss per share, basic and diluted	(0.38)	(0.49)
Weighted-average shares used to compute net loss per share, basic and diluted	26,070,455	11,874,723
Net loss	(9,818)	(5,796)
Unrealized gain/(loss) on available-for-sale securities	(112)	(686)

Comprehensive loss	(9,930)	(6,482)